CUSIP No.	825549108
EXHIBIT A to
SCHEDULE 13D
SCHEDULE OF TRANSACTIONS IN THE
SHARES OF COMMON STOCK OF SHUFFLE MASTER, INC.

	Number of Shares of
	Common Stock
Date of Transaction	Purchased/(Sold)	Price Per Share
7/25/2008	2,250,000	$4.25